Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements of Legg Mason, Inc. on Form S-8 (File Nos. 2-87754; 33-20027; 33-28609; 33-45453; 33-48239; 33-55814; 33-61441; 33-61445; 333-08721; 333-45307; 333-59841; 333-61163; 333-66891; 333-86863; 333-86869; 333-53102; 333-53104; 333-72904; 333-102502; 333-102503; 333-103468; 333-103472; 333-104955; 333-118761; and 333-126788) and on Form S-3 (File Nos. 333-00151; 333-33298; 333-34674; 333-68922; 333-91888; 333-100156; and 333-123272) of our report dated December 5, 2005 relating to the combined financial statements of Permal Group, which appears in the Current Report on Form 8-K/A of Legg Mason, Inc. dated December 19, 2005.

/s/ PricewaterhouseCooopers LLP

PricewaterhouseCoopers LLP

London, England

December 19, 2005